Exhibit 99.1 Press Release

COROWARE PROVIDES SECOND QUARTER 2016 REVENUE GUIDANCE
Continued Revenue Growth with Focus on Operational Profitability

Bellevue, WA – June 15, 2016 – CoroWare, Inc. (OTC PINK:COWI) today provided guidance for the three months that will end on June 30, 2016 (the "second quarter 2016"),

The Company expects to report second quarter 2016 gross revenues of over $1.7M, and year-over-year growth of over 25% compared with gross revenues reported in the second quarter of 2015.  This revenue guidance is based on the Company’s unaudited second quarter 2016 financial statements.

The company plans to file its second quarter financial results with the Securities and Exchange Commission on or before August 15, 2016, and will provide complete details on its second quarter performance at that time.

About Coroware, Inc.
Coroware, Inc., headquartered in Bellevue, Washington, is a diversified technology and solutions company with expertise in:
•	Business Consulting Services: R&D engineering services, business process workflow, software architecture, design and development, content management, console, PC and online game production, marketing coordination and management.
•	Robotics and Automation: Custom engineering such as visualization, simulation and software development, mobile robot platforms for university, government and corporate researchers.

CoroWare’s customers are located in North America, Europe, Asia and the Middle East, spanning multiple industry sectors. CoroWare partners with universities, software and hardware product development companies and non-profit organizations.  For more information, please visit www.coroware.com.

Forward-Looking Statement
This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, which include among others, the inherent uncertainties associated with smaller reporting companies, including without limitation, other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.

Contact:
CoroWare Investor Relations
(800) 641-2676, option 3
investor@coroware.com